EXHIBIT 10.2

FIRST AMENDMENT TO PURCHASE OPTION AGREEMENT

THIS FIRST AMENDMENT TO PURCHASE OPTION AGREEMENT (this “Amendment”) is made and entered into as of August 12, 2025 (“Effective Date”), by and between 6 LLC, a Florida limited liability company (the “Company”), the members of the Company, (the “Company Owners”), and Kingfish Holding Corporation, a Delaware corporation (“Kingfish”).

RECITALS:

A. WHEREAS, the Company, the Company Owners, and Kingfish are parties to that certain Purchase Option Agreement dated effective as of April 19, 2024 (the “Agreement”);

B. WHEREAS, pursuant to the Agreement, the Company granted Kingfish an exclusive Purchase Option to acquire the Company and/or substantially all of the assets of the Company, at Kingfish’s sole discretion and pursuant to the terms set forth in the Agreement;

C. Whereas the sole asset of the Company is real property more particularly described in Schedule 5(j)(i) of the Agreement (the “Company Real Property”);

E. WHEREAS, although Kingfish has not yet exercised the Purchase Option or executed a definitive purchase agreement for the Post-Merger Acquisition and/or the Company Real Property, the parties desire to allow Kingfish to commence certain diligence and preliminary work on the Company Real Property in connection with potential development activities; and

F. WHEREAS, the Company, as landlord, and Kingfish, as successor by merger to Renovo Resource Solutions Inc., a Florida corporation, as tenant, entered into that certain Lease Agreement dated April 19, 2024, as amended by that certain First Amendment to Lease Agreement dated as of the Effective Date hereof (collectively, the “Lease”); and

G. WHEREAS, except as modified or amended herein, the Company and Kingfish hereby ratify and confirm the Agreement in all other respects.

NOW, THEREFORE, in consideration of these premises and of the mutual covenants, agreements and undertakings herein set forth and other valuable considerations, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, agree that the Agreement is amended as follows:

1. Recitals. The parties hereby agree that the above recitals are true and correct, and are hereby made a part of their agreement.

2. Defined Terms. Capitalized terms used in this Amendment, unless otherwise defined herein, having the meanings ascribed to them in the Agreement

3. Preliminary Work and Inspections. Commencing on the Effective Date and continuing until twelve (12) months thereafter (the “Inspection Period”), Kingfish shall have reasonable access to the Company Real Property at all reasonable times during normal business hours, for the purpose of conducting reasonably necessary tests, including surveys and architectural, engineering, geotechnical and environmental inspections and tests (the “Inspections”), provided that: (i) Kingfish must give the Company twenty-four (24) hours’ prior telephone or written notice of any such Inspections, (ii) all such Inspections shall be conducted by Kingfish at its sole cost and expense and in compliance with the terms of Section 4 and Section 5 below. Kingfish shall also have the right, as may be reasonably necessary in connection with the Inspections or as required or contemplated by certain potential development plans of Manatee County (the “County”) to construct or install temporary or permanent improvements and to request or record easements relating to utilities and access, including, without limitation, driveways, fencing, gates, and utility connections (collectively, the “Potential Expansion Plans”). Without limiting the generality of the foregoing, the improvements and easements on the Company Real Property in connection with the Potential Expansion Plans may include those necessary to provide special dedicated access to the Company Real Property in favor of the County during storm conditions, including a new gate and entrance for County use, which Kingfish shall construct at its sole cost and expense. All such improvements and easements shall (i) be undertaken at Kingfish’s sole cost and expense, (ii) approved by the Company, which approval shall not be unreasonably withheld, conditioned, or delayed, and (iii) comply with all applicable County requirements and approvals. Kingfish will provide not less than twenty-four (24) hours’ advance notice of all on-site Inspections to the Company so that the Company shall have the option of having one of the Company’s representatives present at any and all such on-site Inspections, provided that the attendance of such representative shall not unreasonably delay such Inspections. After completing any such Inspections or improvements and easements on the Company Real Property in connection with the Potential Expansion Plans, Kingfish shall (i) remove any waste from the Company Real Property caused by any Inspections or improvements and easements on the Company Real Property in connection with the Potential Expansion Plans, and (ii) restore and repair any damage to the Company Real Property caused by Kingfish’s Inspections to substantially the same condition that existed immediately prior to such Inspections, except for normal wear and tear and any improvements or easements on the Company Real Property in connection with the Potential Expansion Plans. Kingfish hereby agrees to indemnify and hold the Company harmless from any and all claims made or causes of action brought against the Company or the Company Real Property resulting from the activities of Kingfish or any of Kingfish’s agents in conducting any of such Inspections or improvements and easements on the Company Real Property in connection with the Potential Expansion Plans on the Company Real Property, except for claims or causes of action resulting from the intentional acts and negligence of the Company, the Company Owners, or their representatives. Kingfish shall remove or bond or insure over any construction or other liens arising from the work performed to complete the Inspections, within ten (10) days of receipt of the Company’s written demand. Kingfish shall indemnify, defend with counsel reasonably satisfactory to the Company and hold the Company, any mortgagee, tenant and each of their respective officers, directors, shareholders, members, and partners (collectively, “Indemnitees”) harmless from and against any and all claims, liabilities, losses, damages, penalties, judgments, costs and expenses (including, without limitation, reasonable counsel, engineering and other professional and expert fees and expenses), (collectively, “Losses”) caused by the actions of Kingfish and/or Kingfish’s employees, agents, contractors, planners, engineers, surveyors, architects or other agents or consultants (collectively, “Kingfish’s Representatives”) resulting from (i) the activities of and/or any entry on the Company Real Property by Kingfish and/or Kingfish’s Representatives, (ii) any liens resulting from any such entry, and/or (iii) any breach by Kingfish and/or any of Kingfish’s Representatives of any covenant set forth in this Section 3, and Kingfish shall, without limiting the foregoing indemnity, repair any and all damage caused, in whole or in part, by Kingfish and/or any of Kingfish’s Representatives in connection with any inspections, investigations, or tests conducted on the Company Real Property, which indemnification, repair and restoration obligations shall survive Closing or any termination of the Agreement. Without limiting the indemnification responsibilities stated above, Kingfish has no obligation to repair or restore any improvements and easements on the Company Real Property in connection with the Potential Expansion Plans. Kingfish releases and covenants not to sue the Company or any Indemnitees with respect to any Losses, including, without limitation, bodily injury or property damage, suffered by Kingfish and/or any of Kingfish’s Representatives in connection with the performance of the investigations undertaken pursuant to this Section 3, unless such bodily injury or property damage are caused by the intentional acts or negligence of the Company, the Company Owners or their representatives, including, without limitation, as a result of any entry onto the Company Real Property, and such release and covenant not to sue shall survive Closing or any termination of the Agreement, as the case may be.

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4. Contractors and Insurance. All work performed by or on behalf of Kingfish in connection with the Inspections shall be conducted by properly licensed and qualified contractors, consultants, or other professionals. Kingfish shall ensure that all such parties maintain, at a minimum, commercial general liability and workers’ compensation insurance, if required by applicable law (or the equivalent for the applicable profession), in coverage amounts and with insurers reasonably acceptable to the Company and appropriate for the nature and scope of the work to be performed. Kingfish shall provide the Company with evidence of such insurance coverage (in the form of a certificate of insurance) not less than one (1) business day prior to entry onto the Company Real Property for purposes of performing any Inspections.

5. Kingfish’s Responsibilities. In conducting any inspections, investigations, or tests of the Company Real Property, Kingfish and its agents and representatives shall: (i) not unreasonably interfere with the operation and maintenance of the Company Real Property; (ii) not injure or otherwise cause bodily harm to the Company Owners, the Company, or it agents, guests, invitees, contractors and employees or any tenants or their guests or invitees; (iii) comply with all applicable laws; (iv) promptly pay when due the costs of all tests, investigations, and examinations done with regard to the Company Real Property; (v) not permit any liens to attach to the Company Real Property by reason of the exercise of its rights hereunder, except any lien bonded or insured over pursuant to Section 3 hereof; (vi) repair any damage to the Company Real Property resulting directly or indirectly from any such tests, inspections, investigations and examinations, except for any improvements and easements on the Company Real Property in connection with the Potential Expansion Plans; and (vii) not reveal or disclose any information concerning the Company Real Property to any third parties, except for any information necessary for any third-party’s performance of any inspections, investigations, or tests of the Company Real Property. Neither Kingfish nor any of Kingfish’s Representatives shall take any action or omit to take any action which, if taken or omitted by the Company in its capacity as “Landlord” under the Lease, would constitute a default by the Company thereunder.

6. Revised Preamble. The preamble to the Agreement is hereby amended and restated to read in its entirety as follows:

“This Purchase Option Agreement (this “Agreement”), dated as of April 19, 2024, is by and between 6 LLC, a Florida limited liability company (the “Company”), the members of the Company (the “Company Owners”), and Kingfish Holding Corporation, a Delaware corporation (“Kingfish”).”

7. No Further Modification. Except as amended herein, the terms and conditions of the Agreement shall continue in full force and effect, and the undersigned parties do hereby ratify and confirm the Agreement, as modified hereby. To the extent any provision in this Amendment conflicts with any other term or provision of the Agreement, this Amendment shall control.

8. Counterparts This Amendment may be executed in one or more counterparts, all such separately signed counterparts shall be deemed to be a single instrument hereof, and facsimile or imaged reproduction of signatures hereto shall be deemed effective as originals.

[Signatures Located on the Following Page]

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IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed as of the date and year above stated.

KINGFISH:

KINGFISH HOLDING CORPORATION,
a Delaware corporation

By:	/s/ Ted Sparling
Name: Ted Sparling
Title: Chief Executive Officer

COMPANY:

6 LLC,
a Florida limited liability company

By:	/s/ Lori Toomey
Print Name: Lori Toomey
Title: President

COMPANY OWNERS:

/s/ Randy Moritz
Randy Moritz

/s/ Keri Moritz
Keri Moritz

/s/ Brian Kendzior
Brian Kendzior

/s/ Alison Kendzior
Alison Kendzior

/s/ James Toomey
James Toomey

/s/ Lori Toomey
Lori Toomey

/s/ Kristen Toomey
Kristen Toomey

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